SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 18, 2012

AARON’S, INC.

(Exact name of Registrant as Specified in Charter)

Georgia	1-13941	58-0687630
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 E. Paces Ferry Road, N.E. Atlanta, Georgia		30305-2377
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (404) 231-0011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2012, Aaron’s, Inc. (the “Company”) entered into employment agreements with each of Ronald W. Allen, President and Chief Executive Officer, and Gilbert L. Danielson, Executive Vice President and Chief Financial Officer, effective as of April 18, 2012. Each agreement has a rolling, two year term that is automatically extended each day for an additional day, such that the remaining term continues to be two years; provided, however, that the Company may, upon notice to the respective executive, cease such automatic extension of the agreement term.

The agreements provide for an annual base salary of $850,000 for Mr. Allen and $650,000 for Mr. Danielson, and for participation in any of the Company’s present and future bonus plans that are generally available to the Company’s executive officers. Under the agreements, Mr. Allen and Mr. Danielson are also entitled to paid vacation, life insurance, health insurance, fringe benefits and such other employee benefits generally made available by the Company to its executive officers.

Each of the agreements specifies the payments to be provided if the employment of Mr. Allen or Mr. Danielson, as applicable, is terminated under various scenarios described in the agreements, including death, disability, termination with or without cause, and termination with or without good reason. Under the agreements, upon an involuntary termination without cause (or a termination by the executive for good reason following a change in control of the Company), each executive is entitled to continued salary and bonus payments for a severance period of twenty-four months; a cash payment in an amount sufficient after taxes to equal the cost of COBRA continuation premiums for health and dental benefits for a twenty-four month severance period; and full vesting of all outstanding stock options, stock appreciation rights, restricted stock units and other equity awards that have been granted to the executive. Termination for cause or a voluntary termination (other than for good reason following a change in control of the Company) would not entitle the executives to these benefits, and the executives would only be entitled to the payment of certain already accrued and vested amounts. If any payments to be made or benefits to be provided under the agreements would result a “parachute payment” as defined in Section 280G of the Internal Revenue Code, then such payments or benefits will be reduced to the minimum extent necessary so that no such payment or benefit, as so reduced, constitutes a parachute payment, unless the net after-tax amount the executive would receive without this reduction exceeds by at least ten percent the net after-tax amount the executive would receive with this reduction.

Under the agreements, Mr. Allen and Mr. Danielson have also agreed to customary confidentiality, non-competition, non-solicitation and release provisions.

The foregoing descriptions of the agreements are summaries only and are qualified in their entirety by reference to the full text of the agreements, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of April 18, 2012, by and between Aaron’s, Inc. and Ronald W. Allen.

10.2	Employment Agreement, dated as of April 18, 2012, by and between Aaron’s, Inc. and Gilbert L. Danielson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON’S, INC.

By:	/s/ Gilbert L. Danielson
Gilbert L. Danielson Executive Vice President and Chief Financial Officer

Date: April 24, 2012

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated as of April 18, 2012, by and between Aaron’s, Inc. and Ronald W. Allen.

10.2	Employment Agreement, dated as of April 18, 2012, by and between Aaron’s, Inc. and Gilbert L. Danielson.